UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 17, 2008

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2008, the Board of Directors of Whitney Information Network, Inc. (the “Company”) appointed Charles M. Peck as the Company’s Chief Executive Officer and a member of the Board of Directors of the Company, effective September 17, 2008.  A copy of the press release announcing the appointment of Mr. Peck is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with Mr. Peck’s appointment, the Company entered into an employment agreement with Mr. Peck.  Pursuant to the employment agreement, Mr. Peck will receive a one-time “sign-on” bonus of $5,000.  The term of the employment agreement is four years.  Mr. Peck will be entitled to receive an annual base salary of not less than $380,000 (prorated for the 2008 calendar year).  For the 2008 calendar year, Mr. Peck will receive an incentive bonus equal to 100% of the base salary paid to him during the year, provided Mr. Peck is employed with the Company on December 31, 2008.  Beginning January 1, 2009, Mr. Peck will be eligible to receive an incentive bonus with a target of 100% of his annual base salary based on the achievement of the Company and individual performance goals to be established by the Compensation Committee of the Board of Directors of the Company.  Mr. Peck was also granted 600,000 restricted performance shares of the Company’s Common Stock, subject to Board of Directors and shareholder approval of the Whitney Information Network, Inc. 2008 Long-Term Incentive Plan.  The grant consists of six tranches of 100,000 shares each, which vest in four years if respective price criteria of $2, $4, $6, $8, $10 and $12 per share are satisfied (subject to early vesting in certain specified instances.)

A copy of the employment agreement between the Company and Mr. Peck setting forth Mr. Peck’s terms of employment is filed as Exhibit 10.1 to this Current Report on Form 8-K.  A copy of the Restricted Performance Share Agreement between the Company and Mr. Peck setting forth the terms of the restricted performance shares is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Mr. Peck, 62, has an extensive background in marketing, both direct marketing-print and digital; multi-channel direct and telesales, brand advertising and public relations experience, having run sizable sales forces, internal agencies and retained branding, direct marketing, public and investor relations firms.  Most recently, from January 2008 to present, Mr. Peck served as President and Chief Operating Officer of Innovation Ventures Inc., a strategy formulation consulting company, serving the educational technology space.  Prior to his work at Innovation Ventures, from 2006 to 2007, Mr. Peck served as Senior Vice President, Product Marketing and Development, of SchoolNet, Inc., an instructional management system enterprise software and services company.  From 2003 to 2005, Mr. Peck served as President of Allenbrook, a mission critical, enterprise software company serving the insurance carrier market.  From 2000 to 2002, Mr. Peck served as Chief Executive Officer of theglobe.com, a publicly traded internet technology company. Prior to joining theglobe.com, from 1995 to 2000, Mr. Peck was Senior Vice President of the American Institute of Certified Public Accountants (AICPA), with chief operating responsibilities for over $150 million in revenue and over 300 of its 650 employees.  He serves on the board of Indigo Interactive, a consumer marketing provider and Piehead Productions, an internet marketing and web design and development company.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

10.1         Employment Agreement, dated September 17, 2008, by and between Whitney Information Network, Inc. and Charles M. Peck.

10.2         Restricted Performance Share Agreement, dated September 17, 2008, by and between Whitney Information Network, Inc. and Charles M. Peck.

99.1         Press Release of the Company, dated September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 19, 2008	WHITNEY INFORMATION NETWORK, INC.

/s/ Anne M. Donoho
Anne M. Donoho
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 17, 2008, by and between Whitney Information Network, Inc. and Charles M. Peck.

10.2	Restricted Performance Share Agreement, dated September 17, 2008, by and between Whitney Information Network, Inc. and Charles M. Peck.

99.1	Press Release of the Company, dated September 17, 2008.